Exhibit 8.1
[LETTERHEAD OF GOODWIN PROCTER LLP]

June 3, 2022
EastGroup Properties, Inc.
400 W. Parkway Place, Suite 100
Ridgeland, Mississippi 391457
Re: EASTGROUP PROPERTIES, INC.

Ladies and Gentlemen:
We have acted as counsel for EastGroup Properties, Inc., a Maryland corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-3, dated June 3, 2022 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended, relating to the registration of up to 1,868,809 shares of the Company’s common stock, par value $0.0001 per share, that may be sold from time to time by the selling securityholders identified under the caption “Selling Securityholders” in the Registration Statement. This opinion letter relates to the Company’s qualification for U.S. federal income tax purposes as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), for taxable years commencing with the Company’s taxable year ended December 31, 2014, and the accuracy of certain matters discussed in the Registration Statement under the heading “Material United States Federal Income Tax Considerations.”
In rendering the following opinions, we have reviewed and relied upon the Company’s articles of incorporation and the bylaws of the Company, in each case as amended or amended and restated, and as in effect for the periods covered by our opinions (the “Organizational Documents”).  For purposes of this opinion letter, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity to the original documents of copies obtained by us from filings with the United States Securities and Exchange Commission (the “Commission”) or other government agencies, (v) the conformity, to the extent relevant to our opinions, of final documents to all documents submitted to us as drafts, (vi) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vii) due execution and delivery of all such documents by all the parties thereto, (viii) the compliance of each party with all material provisions of such documents, and (ix) the accuracy and completeness of all records made available to us.
We also have reviewed and relied upon the representations and covenants of the Company and EastGroup Properties, L.P., a Delaware limited partnership (the “Operating Partnership”) contained in a letter that they provided to us in connection with the preparation of this opinion letter, a copy of which we have previously provided to your counsel (the “REIT Certificate”), regarding the formation, organization, ownership and operations of the Company and the Operating Partnership and other matters affecting the Company’s ability to qualify as a REIT.  We assume that each of the representations and covenants in the REIT Certificate has been, is and will be true, correct and complete, that the Company and its subsidiaries have been, are and will be owned and operated in accordance with the REIT Certificate and that all representations and covenants that speak to the best of knowledge and belief (or mere knowledge and/or belief) of any person(s) or party(ies), or are subject to similar qualification, have been, are and will continue to be true, correct and complete as if made without such qualification.  To the extent such representations and covenants speak to the intended ownership or operations of any entity, we assume that such entity will in fact be owned and operated in accordance with such stated intent.

EastGroup Properties, Inc.
June 3, 2022

Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that:
i.	Commencing with its taxable year ended December 31, 2014, the Company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code;

ii.
The Company’s prior, current and proposed ownership, organization and method of operations as described in the REIT Certificate have allowed and will continue to allow the Company to satisfy the requirements for qualification and taxation as a REIT under the Code commencing with its taxable year ended December 31, 2014 and for subsequent taxable years; and

iii.
The statements set forth under the heading “Material United States Federal Income Tax Considerations” in the Registration Statement, insofar as such statements describe applicable U.S. federal income tax law, are correct in all material respects.

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We express no opinion other than the opinions expressly set forth herein.  Our opinions are not binding on the Internal Revenue Service (the “IRS”) or a court.  The IRS may disagree with and challenge our conclusions, and a court could sustain such a challenge.  Our opinions are based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof (including the practices and policies of the IRS in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as in effect as of the date of this opinion letter or, to the extent different and relevant for a prior taxable year or other period, as in effect for the applicable taxable year or period.  Changes in applicable law could cause the U.S. federal income tax treatment of the Company to differ materially and adversely from the treatment described herein and render the tax discussion in the Registration Statement incorrect or incomplete.

EastGroup Properties, Inc.
June 3, 2022

In rendering our opinions, we have relied solely on the Organizational Documents, the REIT Certificate, and the assumptions set forth herein.  For purposes of our opinions, we have not investigated or verified the accuracy of any of the representations in the REIT Certificate or any of our assumptions set forth herein.  We also have not investigated or verified the ability of the Company and its subsidiaries to operate in compliance with the REIT Certificate or our assumptions.  Differences between the actual ownership and operations of such entities and the prior, proposed and intended ownership and operations described in the REIT Certificate or our assumptions could result in U.S. federal income tax treatment of the Company that differs materially and adversely from the treatment described herein.  The Company’s actual qualification as a REIT depends on the Company meeting and having met, in its actual ownership and operations, the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Code necessary for a corporation to qualify as a REIT.  We will not monitor actual results or verify the Company’s compliance with the requirements for qualification and taxation as a REIT, and no assurance can be given that the actual ownership and operations of the Company and its affiliates have satisfied or will satisfy those requirements.
Our opinions do not preclude the possibility that the Company may need to utilize one or more of the various “savings provisions” under the Code and the regulations thereunder that would permit the Company to cure certain violations of the requirements for qualification and taxation as a REIT.  Utilizing such savings provisions could require the Company to pay significant penalty or excise taxes and/or interest charges and/or make additional distributions to shareholders that the Company otherwise would not make.
This opinion letter speaks only as of the date hereof, and we undertake no obligation to update this opinion letter or to notify any person of any changes in facts, circumstances or applicable law (including without limitation any discovery of any facts that are inconsistent with the REIT Certificate or our assumptions).
This letter is being furnished to you solely for the inclusion of this opinion as Exhibit 8.1 to the Registration Statement and may not be used or otherwise relied upon for any other purpose (other than as required by law or by a governmental authority).
Very truly yours, /s/ Goodwin Procter LLP Goodwin Procter LLP